NEWS

Charter Announces Second Quarter 2019 Results

Stamford, Connecticut - July 26, 2019 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2019.

Key highlights:

•
Second quarter total residential and SMB customer relationships increased 203,000, compared to 196,000 during the second quarter of 2018. As of June 30, 2019, Charter had 28.7 million total customer relationships, with growth of over 1.0 million year-over-year.

•	During the second quarter, Charter generated residential and SMB Internet net additions of 258,000, video net losses of 141,000 and wireline voice net losses of 182,000.

•
Charter added 208,000 mobile lines in the second quarter, compared to 176,000 mobile line net additions in the first quarter of 2019. Late in the second quarter, our Bring Your Own Device (BYOD) program was expanded to all sales channels. As of June 30, 2019, Charter served a total of 518,000 mobile lines.

•
Second quarter revenues of $11.3 billion grew 4.5%, as compared to the prior year period, driven by residential revenue growth of 3.7%, commercial revenue growth of 4.7% and mobile revenue of $158 million.

•	Second quarter Adjusted EBITDA[1] of $4.2 billion grew 3.3% year-over-year, while second quarter cable Adjusted EBITDA[1] of $4.3 billion grew 5.4% year-over-year.

•
Net income attributable to Charter shareholders totaled $314 million in the second quarter, compared to $273 million during the same period last year. The year-over-year increase in net income attributable to Charter shareholders in the second quarter was primarily driven by higher Adjusted EBITDA.

•
Second quarter capital expenditures totaled $1.6 billion compared to $2.4 billion during the second quarter of 2018. Second quarter capital expenditures included $93 million of mobile-related capital expenditures.

•
Consolidated free cash flow[1] for the second quarter of 2019 totaled $1.1 billion, compared to $804 million during the same period last year. Cable free cash flow[1] for the second quarter totaled $1.4 billion, compared to $920 million during the same period last year.

•
During the second quarter, Charter purchased approximately 2.7 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $998 million.

"We are realizing the benefits of consolidating three large cable operators under one centralized operating strategy, with lower customer churn, fewer service transactions per customer and improving customer satisfaction resulting in growth of over 1 million customer relationships year-over-year," said Tom Rutledge, Chairman and CEO of Charter Communications. "In the second quarter, free cash flow grew nearly 40% year-over-year. Our core business is strong and we are positioned to be the network of choice today and in the future."

1.
Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2019 (a)	June 30, 2018 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	51,258	50,364	1.8%
Estimated Internet Passings	51,093	50,149	1.9%
Estimated Voice Passings	50,538	49,532	2.0%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	31.8%	33.1%	(1.3) ppts
Internet Penetration of Estimated Internet Passings	50.8%	49.1%	1.7	ppts
Voice Penetration of Estimated Voice Passings	21.6%	22.9%	(1.3) ppts

Customer Relationships (d)
Residential	26,755	25,871	3.4%
Small and Medium Business	1,902	1,750	8.7%
Total Customer Relationships	28,657	27,621	3.8%

Quarterly Net Additions/(Losses)
Residential	164	141	16.1%
Small and Medium Business	39	55	(29.1)%
Total Customer Relationships	203	196	3.4%

Residential
Primary Service Units ("PSUs")
Video	15,802	16,206	(2.5)%
Internet	24,244	23,070	5.1%
Voice	9,808	10,325	(5.0)%

Quarterly Net Additions/(Losses)
Video	(150)	(73)	(106.0)%
Internet	221	218	1.8%
Voice	(207)	(45)	(360.2)%

Single Play (e)	11,354	10,694	6.2%
Double Play (e)	7,709	6,633	16.2%
Triple Play (e)	7,692	8,544	(10.0)%

Single Play Penetration (f)	42.4%	41.3%	1.1	ppts
Double Play Penetration (f)	28.8%	25.6%	3.2	ppts
Triple Play Penetration (f)	28.8%	33.0%	(4.2) ppts

% Residential Non-Video Customer Relationships	40.9%	37.4%	3.5	ppts

Monthly Residential Revenue per Residential Customer (g)	$112.20	$111.88	0.3%

Small and Medium Business
PSUs
Video	518	476	8.8%
Internet	1,701	1,552	9.6%
Voice	1,097	994	10.5%

Quarterly Net Additions/(Losses)
Video	9	16	(48.6)%
Internet	37	49	(25.8)%
Voice	25	37	(30.7)%

Monthly Small and Medium Business Revenue per Customer (h)	$170.42	$176.96	(3.7)%

Enterprise PSUs (i)
Enterprise PSUs	258	235	9.5%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the second quarter of 2019, Charter's residential customer relationships grew by 164,000, while second quarter 2018 residential customer relationships grew by 141,000. As of June 30, 2019, Charter had 26.8 million residential customer relationships, with year-over-year growth of 3.4%.

Charter added 221,000 residential Internet customers in the second quarter of 2019, versus second quarter 2018 residential Internet customer net additions of 218,000. As of June 30, 2019, Charter had 24.2 million residential Internet customers, with nearly 85% subscribing to tiers that provided 100 Mbps or more of speed. Currently, 100 Mbps is the slowest speed offered to new Internet customers in 99% of Charter's footprint. Additionally, Charter has doubled minimum Internet speeds to 200 Mbps in a number of markets at no additional cost to new and existing Spectrum Internet customers.

Residential video customers decreased by 150,000 in the second quarter of 2019, while second quarter 2018 video customers decreased by 73,000. As of June 30, 2019, Charter had 15.8 million residential video customers.

During the second quarter of 2019, residential wireline voice customers declined by 207,000, while second quarter 2018 voice customers declined by 45,000. As of June 30, 2019, Charter had 9.8 million residential wireline voice customers.

Second quarter 2019 residential revenue per residential customer (excluding mobile) totaled $112.20, and grew by 0.3% compared to the prior year period, as promotional rate step-ups and rate adjustments were partly offset by a higher percentage of non-video customers, a higher mix of Choice and Stream customers within our video base and lower pay-per-view and video on demand revenues.

In September of 2018, Charter completed the full market launch of its Spectrum MobileTM service to new and existing Spectrum Internet customers across its footprint. Spectrum Mobile runs on America's most awarded LTE network and is combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or "By the Gig" at $14/GB, in both cases including applicable fees and taxes. Late in the second quarter, BYOD was expanded to all sales channels. Previously, our BYOD program was only available by visiting select Spectrum Mobile stores. During the second quarter of 2019, Charter added 208,000 mobile lines, and as of June 30, 2019, Charter served a total of 518,000 mobile lines.

SMB customer relationships grew by 39,000 during the second quarter of 2019, compared to growth of 55,000 during the second quarter of 2018. As of June 30, 2019, Charter had 1.9 million SMB customer relationships, with year-over-year growth of 8.7%. Enterprise PSUs grew by 5,000 during the second quarter of 2019 compared to growth of 7,000 during the second quarter of 2018. As of June 30, 2019, Charter had 258,000 enterprise PSUs, with growth of 9.5% year-over-year.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2019	2018	% Change
REVENUES:
Video	$4,391	$4,363	0.6%
Internet	4,103	3,770	8.8%
Voice	489	531	(7.8)%
Residential revenue	8,983	8,664	3.7%
Small and medium business	963	915	5.3%
Enterprise	652	627	4.0%
Commercial revenue	1,615	1,542	4.7%
Advertising sales	395	427	(7.5)%
Mobile	158	—	NM
Other	196	221	(11.3)%
Total Revenue	11,347	10,854	4.5%

COSTS AND EXPENSES:
Cable operating costs and expenses	6,885	6,770	1.7%
Mobile operating costs and expenses	277	33	NM
Total operating costs and expenses	7,162	6,803	5.3%

Adjusted EBITDA	$4,185	$4,051	3.3%

Adjusted EBITDA margin	36.9%	37.3%

Cable Adjusted EBITDA	$4,304	$4,084	5.4%
Cable Adjusted EBITDA margin	38.5%	37.6%

Capital Expenditures	$1,597	$2,391
% Total Revenues	14.1%	22.0%

Net income attributable to Charter shareholders	$314	$273
Earnings per common share attributable to Charter shareholders:
Basic	$1.41	$1.17
Diluted	$1.39	$1.15

Net cash flows from operating activities	$2,761	$3,096
Free cash flow	$1,112	$804
Cable free cash flow	$1,409	$920

Revenue

Second quarter revenues rose 4.5% year-over-year to $11.3 billion, driven by growth in Internet, mobile, commercial and video revenues. Excluding advertising revenue, which benefited from political spend in the second quarter of 2018, and mobile revenue, revenue grew 3.5% year-over-year.

Video revenues totaled $4.4 billion in the second quarter, an increase of 0.6% compared to the prior year period. Video revenue growth was driven by annual rate adjustments and promotional rolloff, partly offset by a decline in video customers during the last year, a higher mix of Choice and Stream customers within our video base and lower pay-per-view and video on demand revenues.

Internet revenues grew 8.8%, compared to the year-ago quarter, to $4.1 billion, driven by growth in Internet customers during the last year, promotional rolloff and rate adjustments.

Voice revenues totaled $489 million in the second quarter, a decrease of 7.8% compared to the second quarter of 2018, driven by value-based pricing and a decline in wireline voice customers over the last twelve months.

Commercial revenues rose to $1.6 billion, an increase of 4.7% over the prior year period, driven by SMB revenue growth of 5.3% and enterprise revenue growth of 4.0%. Second quarter 2019 commercial revenue growth was lower than second quarter 2019 commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

Second quarter advertising sales revenues of $395 million declined 7.5% compared to the year-ago quarter, driven by lower political revenue. Second quarter mobile revenue totaled $158 million.

Other revenues totaled $196 million in the second quarter, a decrease of 11.3% year-over-year, driven by lower processing fees and home shopping revenues, partly offset by video customer premise equipment ("CPE") sold to customers.

Operating Costs and Expenses

Second quarter total operating costs and expenses increased by $359 million, or 5.3% year-over-year, and 1.7% when excluding second quarter mobile costs.

Second quarter programming expense increased by $24 million, or 0.9% as compared to the second quarter of 2018, reflecting contractual programming increases and renewals, partly offset by lower video customers, a higher mix of Choice and Stream customers within our video base and lower pay-per-view expenses.

Regulatory, connectivity and produced content expenses increased by $37 million, or 6.7% year-over-year, primarily driven by costs of video CPE sold to customers, higher regulatory and franchise pass-through fees and original programming costs.

Costs to service customers decreased by $17 million, or 0.9% year-over-year, despite year-over-year residential and SMB customer growth of 3.8%. The year-over-year decrease in costs to service customers was primarily the result of a decline in bad debt. In addition, we have lowered our per relationship cost to service customers with lower service calls and truck rolls per customer and lower churn.

Marketing expenses decreased by $1 million, or 0.1% year-over-year.

Other expenses increased by $72 million, or 8.4% as compared to the second quarter of 2018 primarily driven by software costs, insurance costs, property taxes and enterprise costs.

In the second quarter of 2019, mobile costs totaled $277 million and were comprised of device costs, service and operating costs and launch costs.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $4.2 billion grew by 3.3% year-over-year, reflecting revenue growth and operating expense growth of 4.5% and 5.3%, respectively. Second quarter cable Adjusted EBITDA grew by 5.4% year-over-year reflecting cable revenue growth and cable operating expense growth of 3.1% and 1.7%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $314 million in the second quarter of 2019, compared to $273 million in the second quarter of 2018. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA and lower depreciation and amortization costs, partly offset by higher interest expense, a greater non-cash loss on financial instruments and higher income tax expense.

Net income per basic common share attributable to Charter shareholders totaled $1.41 in the second quarter of 2019 compared to $1.17 during the same period last year. The increase was primarily the result of the factors described above in addition to a 5.1% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.6 billion in the second quarter of 2019, compared to $2.4 billion during the second quarter of 2018, primarily driven by declines in scalable infrastructure, CPE and support spending. The decrease in scalable infrastructure spending was primarily driven by the completion of the rollout of DOCSIS 3.1 technology in 2018 and the associated bandwidth benefit in 2019. The year-over-year decrease in CPE spending was primarily driven by a decline in the pace of migration of Legacy TWC and Legacy Bright House customers to Spectrum pricing and packaging, the completion of Charter's all-digital initiative in 2018, increasing customer self-installations and a higher mix of boxless video outlets. The decrease in support capital was due to lower insourcing and integration-related spend, partly offset by higher mobile capital spending. Second quarter capital expenditures included $93 million of mobile costs, of which $71 million were included in support capital.

We currently expect capital expenditures, excluding capital expenditures related to mobile, to be approximately $7 billion in 2019, versus $8.9 billion in 2018.

Cash Flow and Free Cash Flow

During the second quarter of 2019, net cash flows from operating activities totaled $2.8 billion, compared to $3.1 billion in the prior year quarter. The year-over-year decline in net cash flows from operating activities was primarily due to a higher year-over-year negative cash contribution from working capital resulting from lower payables and a one-time impact from bill cycle standardization efforts as well as higher cash interest, partly offset by higher Adjusted EBITDA.

Consolidated free cash flow for the second quarter of 2019 totaled $1.1 billion, compared to $804 million during the same period last year. Cable free cash flow for the second quarter of 2019 totaled $1.4 billion, compared to $920 million during the same period last year. The year-over-year increases in consolidated free cash flow and cable free cash flow were driven by a decline in capital expenditures versus the prior year quarter, partly offset by a decline in net cash flows from operating activities and accrued capital expenditures.

Liquidity & Financing

As of June 30, 2019, total principal amount of debt was $72.6 billion. Charter's credit facilities provided approximately $4.1 billion of additional liquidity in excess of Charter's $696 million cash position.

In May 2019, CCO Holdings, LLC and CCO Holdings Capital Corp. issued $750 million of 5.375% senior unsecured notes due 2029 and in July 2019, an additional $750 million of the same series of notes were issued. Charter used the net proceeds for general corporate purposes, including funding buybacks of Charter Class A common stock and/or Charter Holdings common units and for repaying certain indebtedness.

In July 2019, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. issued $1.25 billion of 5.125% senior secured notes due 2049. The net proceeds will be used to repay certain indebtedness, which may include the 5.000% Senior Notes due 2020 issued by Time Warner Cable, LLC, with any remaining proceeds used for general corporate purposes, including to fund potential buybacks of Charter Class A common stock or Charter Holdings common units.

Share Repurchases

During the three months ended June 30, 2019, Charter purchased approximately 2.7 million shares of Charter Class A common stock and Charter Holdings common units for approximately $998 million.

Conference Call

Charter will host a conference call on Friday, July 26, 2019 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 9656479.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on August 9, 2019. The conference ID code for the replay is 9656479.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, (gain) loss on financial instruments, other (income) expense, net and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $299 million and $599 million for the three and six months ended June 30, 2019, respectively, and $265 million and $538 million for the three and six months ended June 30, 2018, respectively.

Cable Adjusted EBITDA is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Cable free cash flow is defined as free cash flow plus mobile net cash outflows from operating activities and mobile capital expenditures. Management and Charter’s board of directors use cable Adjusted EBITDA and cable free cash flow to provide management and investors a more meaningful year-over-year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we provide the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	our ability to efficiently and effectively integrate acquired operations;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
REVENUES:
Video	$4,391	$4,363	0.6%	$8,775	$8,655	1.4%
Internet	4,103	3,770	8.8%	8,127	7,477	8.7%
Voice	489	531	(7.8)%	993	1,087	(8.6)%
Residential revenue	8,983	8,664	3.7%	17,895	17,219	3.9%
Small and medium business	963	915	5.3%	1,908	1,815	5.1%
Enterprise	652	627	4.0%	1,295	1,249	3.7%
Commercial revenue	1,615	1,542	4.7%	3,203	3,064	4.5%
Advertising sales	395	427	(7.5)%	740	783	(5.5)%
Mobile	158	—	NM	298	—	NM
Other	196	221	(11.3)%	417	445	(6.3)%
Total Revenue	11,347	10,854	4.5%	22,553	21,511	4.8%
COSTS AND EXPENSES:
Programming	2,827	2,803	0.9%	5,692	5,555	2.5%
Regulatory, connectivity and produced content	597	560	6.7%	1,158	1,093	5.9%
Costs to service customers	1,767	1,784	(0.9)%	3,589	3,638	(1.3)%
Marketing	768	769	(0.1)%	1,503	1,520	(1.1)%
Mobile	277	33	NM	537	41	NM
Other expense	926	854	8.4%	1,834	1,720	6.6%
Total operating costs and expenses (exclusive of items shown separately below)	7,162	6,803	5.3%	14,313	13,567	5.5%
Adjusted EBITDA	4,185	4,051	3.3%	8,240	7,944	3.7%
Adjusted EBITDA margin	36.9%	37.3%		36.5%	36.9%
Depreciation and amortization	2,500	2,592		5,050	5,302
Stock compensation expense	82	70		167	142
Other operating expenses, net	62	29		57	98
Income from operations	1,541	1,360		2,966	2,402
OTHER INCOME (EXPENSES):
Interest expense, net	(945)	(878)		(1,870)	(1,729)
Loss on financial instruments, net	(119)	(75)		(82)	(12)
Other pension benefits, net	9	20		18	40
Other expense, net	(16)	(47)		(126)	(70)
	(1,071)	(980)		(2,060)	(1,771)
Income before income taxes	470	380		906	631
Income tax expense	(84)	(41)		(203)	(69)
Consolidated net income	386	339		703	562
Less: Net income attributable to noncontrolling interests	(72)	(66)		(136)	(121)
Net income attributable to Charter shareholders	$314	$273		$567	$441
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.41	$1.17		$2.54	$1.87
Diluted	$1.39	$1.15		$2.50	$1.84
Weighted average common shares outstanding, basic	222,392,274	234,241,769		223,505,016	235,992,306
Weighted average common shares outstanding, diluted	225,942,172	237,073,566		226,889,745	239,246,727

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

NM - Not meaningful

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$696	$551
Accounts receivable, net	2,070	1,733
Prepaid expenses and other current assets	574	446
Total current assets	3,340	2,730

RESTRICTED CASH	150	214

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,475	35,126
Customer relationships, net	8,461	9,565
Franchises	67,319	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	139,809	141,564

OPERATING LEASE RIGHT-OF-USE ASSETS	1,166	—
OTHER NONCURRENT ASSETS	1,620	1,622

Total assets	$146,085	$146,130

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,145	$8,805
Operating lease liabilities	208	—
Current portion of long-term debt	1,522	3,290
Total current liabilities	9,875	12,095

LONG-TERM DEBT	71,784	69,537
DEFERRED INCOME TAXES	17,522	17,389
LONG-TERM OPERATING LEASE LIABILITIES	1,052	—
OTHER LONG-TERM LIABILITIES	2,758	2,837

SHAREHOLDERS' EQUITY:
Controlling interest	35,286	36,285
Noncontrolling interests	7,808	7,987
Total shareholders' equity	43,094	44,272

Total liabilities and shareholders' equity	$146,085	$146,130

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$386	$339	$703	$562
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,500	2,592	5,050	5,302
Stock compensation expense	82	70	167	142
Accelerated vesting of equity awards	—	—	—	5
Noncash interest income, net	(17)	(88)	(72)	(177)
Other pension benefits, net	(9)	(20)	(18)	(40)
Loss on financial instruments, net	119	75	82	12
Deferred income taxes	56	29	137	57
Other, net	53	38	151	76
Changes in operating assets and liabilities:
Accounts receivable	(492)	(210)	(337)	16
Prepaid expenses and other assets	124	40	(176)	(91)
Accounts payable, accrued liabilities and other	(41)	231	(240)	(69)
Net cash flows from operating activities	2,761	3,096	5,447	5,795

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,597)	(2,391)	(3,262)	(4,574)
Change in accrued expenses related to capital expenditures	(52)	99	(428)	(466)
Real estate investments through variable interest entities	(25)	—	(64)	—
Other, net	8	(77)	8	(67)
Net cash flows from investing activities	(1,666)	(2,369)	(3,746)	(5,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,830	2,699	10,714	5,628
Repayments of long-term debt	(4,551)	(1,315)	(10,123)	(3,500)
Payments for debt issuance costs	(7)	(17)	(32)	(17)
Purchase of treasury stock	(861)	(1,664)	(1,801)	(2,281)
Proceeds from exercise of stock options	37	7	81	43
Purchase of noncontrolling interest	(161)	(201)	(254)	(328)
Distributions to noncontrolling interest	(39)	(37)	(78)	(76)
Other, net	(123)	(2)	(127)	(5)
Net cash flows from financing activities	(1,875)	(530)	(1,620)	(536)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(780)	197	81	152
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	1,626	576	765	621
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$846	$773	$846	$773

CASH PAID FOR INTEREST	$1,051	$882	$2,017	$1,889
CASH PAID FOR TAXES	$39	$21	$43	$22

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2019 (a)	March 31, 2019 (a)	December 31, 2018 (a)	June 30, 2018 (a)
Footprint (b)
Estimated Video Passings	51,258	51,023	50,824	50,364
Estimated Internet Passings	51,093	50,857	50,652	50,149
Estimated Voice Passings	50,538	50,292	50,086	49,532

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	31.8%	32.3%	32.7%	33.1%
Internet Penetration of Estimated Internet Passings	50.8%	50.5%	49.9%	49.1%
Voice Penetration of Estimated Voice Passings	21.6%	22.0%	22.3%	22.9%

Customer Relationships (d)
Residential	26,755	26,591	26,270	25,871
Small and Medium Business	1,902	1,863	1,833	1,750
Total Customer Relationships	28,657	28,454	28,103	27,621

Quarterly Net Additions/(Losses)
Residential	164	321	207	141
Small and Medium Business	39	30	41	55
Total Customer Relationships	203	351	248	196

Residential
Primary Service Units ("PSUs")
Video	15,802	15,952	16,104	16,206
Internet	24,244	24,023	23,625	23,070
Voice	9,808	10,015	10,135	10,325

Quarterly Net Additions/(Losses)
Video	(150)	(152)	(36)	(73)
Internet	221	398	289	218
Voice	(207)	(120)	(83)	(45)

Single Play (e)	11,354	11,189	10,928	10,694
Double Play (e)	7,709	7,412	7,097	6,633
Triple Play (e)	7,692	7,990	8,245	8,544

Single Play Penetration (f)	42.4%	42.1%	41.6%	41.3%
Double Play Penetration (f)	28.8%	27.9%	27.0%	25.6%
Triple Play Penetration (f)	28.8%	30.0%	31.4%	33.0%

% Residential Non-Video Customer Relationships	40.9%	40.0%	38.7%	37.4%

Monthly Residential Revenue per Residential Customer (g)	$112.20	$112.47	$111.78	$111.88

Small and Medium Business
PSUs
Video	518	509	502	476
Internet	1,701	1,664	1,634	1,552
Voice	1,097	1,072	1,051	994

Quarterly Net Additions/(Losses)
Video	9	7	14	16
Internet	37	30	40	49
Voice	25	21	27	37

Monthly Small and Medium Business Revenue per Customer (h)	$170.42	$170.64	$170.62	$176.96

Enterprise PSUs (i)
Enterprise PSUs	258	253	248	235

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release

(a)
Customer statistics do not include mobile. We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2019, March 31, 2019, December 31, 2018 and June 30, 2018, actual customers include approximately 152,900, 171,100, 217,600 and 227,500 customers, respectively, whose accounts were over 60 days past due, approximately 13,800, 19,500, 24,000 and 19,300 customers, respectively, whose accounts were over 90 days past due and approximately 15,800, 20,800, 19,200 and 13,200 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Charter shareholders	$314	$273	$567	$441
Plus: Net income attributable to noncontrolling interest	72	66	136	121
Interest expense, net	945	878	1,870	1,729
Income tax expense	84	41	203	69
Depreciation and amortization	2,500	2,592	5,050	5,302
Stock compensation expense	82	70	167	142
Loss on financial instruments, net	119	75	82	12
Other pension benefits, net	(9)	(20)	(18)	(40)
Other, net	78	76	183	168
Adjusted EBITDA (a)	4,185	4,051	8,240	7,944
Less: Mobile revenue	(158)	—	(298)	—
Plus: Mobile costs and Expenses	277	33	537	41
Cable Adjusted EBITDA (a)	$4,304	$4,084	$8,479	$7,985

Net cash flows from operating activities	$2,761	$3,096	$5,447	$5,795
Less: Purchases of property, plant and equipment	(1,597)	(2,391)	(3,262)	(4,574)
Change in accrued expenses related to capital expenditures	(52)	99	(428)	(466)
Free cash flow	1,112	804	1,757	755
Plus: Mobile net cash outflows from operating activities	204	63	407	71
Purchases of mobile property, plant and equipment	93	53	181	70
Cable free cash flow	$1,409	$920	$2,345	$896

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Customer premise equipment (a)	$492	$828	$1,057	$1,762
Scalable infrastructure (b)	223	587	520	1,073
Line extensions (c)	363	353	684	644
Upgrade/rebuild (d)	155	190	286	332
Support capital (e)	364	433	715	763
Total capital expenditures	1,597	2,391	3,262	4,574
Less: Mobile capital expenditures	(93)	(53)	(181)	(70)
Cable capital expenditures	$1,504	$2,338	$3,081	$4,504

Capital expenditures included in total related to:
Commercial services	$324	$309	$629	$592
All-digital transition	$—	$88	$—	$274

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Second Quarter 2019 Earnings Release